Exhibit 10.13
PIXELWORKS, INC.
TRANSITION EMPLOYMENT AGREEMENT
     This Agreement (the “Agreement”) is made and entered into effective as of December 12, 2006 (the “Effective Date”), by and between Michael Yonker (the “Executive”) and Pixelworks, Inc., an Oregon corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.
R E C I T A L S
     A. The Company also is undergoing a substantial reorganization that includes moving and consolidating a variety of functions, closing certain sites, and bringing up lead competence in other sites for key company functions.
     B. Through the period of organizational transition, Company will particularly rely on Executive’s knowledge of the organization and its people, as well as his organizational and executive skills, to achieve the expense reductions and other benefits the Company seeks to achieve for shareholders. Company wishes to provide Executive with additional incentives for fulfilling the challenging role he is being asked to fulfill.
AGREEMENT
     In consideration of the mutual covenants herein contained, the parties agree as follows:
     1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Cause. “Cause” shall mean any one or more of the following: (i) a material act of dishonesty, fraud, or misconduct by the Executive that is in connection with Executive’s responsibilities as an Executive of the Company; (ii) Executive’s commission of acts constituting a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (iii) repeated willful failure by the Executive to perform Executive’s duties as an employee of the Company after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has not substantially performed Executive’s duties and had a 30-day opportunity to cure, no cure having been made.
          (b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events, if the occurrence takes place before the Transition End Date:
               (i) the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, or of a subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in effective voting control over the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting
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securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
               (ii) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;
               (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or
               (iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors who are either identified in (A) or identified as their successors elected under this clause (B).
          (c) Good Reason Event. A “Good Reason Event” shall be any of the following: (i) without the Executive’s express written consent, a reduction of the Executive’s duties, position or responsibilities; (ii) without the Executive’s express written consent, a reduction by the Company of the Executive’s base salary; (iii) without the Executive’s express written consent, the imposition of a requirement that Executive’s primary place of employment be at a facility or a location more than fifty (50) miles from the Executive’s current work location; or (iv) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 8 below.
          (d) Involuntary Termination. “Involuntary Termination” shall mean (i) any termination of the Executive’s employment by the Company which is not effected for valid Cause; or (ii) any termination by the Executive for Good Reason.
          (e) Retention Pay. The “Retention Pay” is the sum defined on Exhibit A hereto, payable as provided in this Agreement.
          (f) Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.
          (g) Transition End Date. “Transition End Date” shall be the Transition End Date specified on Exhibit A hereto.
     2. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law. Company or Executive may terminate this Agreement by written notice pursuant to Section 10(b) hereof. If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided
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by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination, subject to Section 13(b) hereof.
     3. Term of Agreement. The term of this Agreement shall be December 12, 2006 through the Transition End Date, unless earlier terminated as provided herein. With respect to any Good Reason Event occurring on or before the Transition End Date and as to which the relevant time periods have not expired as of the Transition End Date, this Agreement shall terminate on the expiration of all relevant time periods arising therefrom. All benefits accrued as of the termination date of this Agreement shall remain due and payable, and dispute resolution provisions of this Agreement shall survive for purposes of enforcing rights to benefits.
     4. Retention Pay on Transition End Date. Provided the Executive signs the release of claims pursuant to Section 9 hereof, and following the expiration of any waiver period applicable to the release of claims, and provided the Executive is employed by the Company on the Transition End Date, Company will pay Executive the Retention Pay (less applicable withholding) on the Transition End Date.
     5. Transition Termination Benefits. Upon the Termination Date, provided the Executive’s employment has ended as a result of an Involuntary Termination and provided the Executive signs the release of claims pursuant to Section 9 hereof, and following the expiration of any waiver period applicable to the release of claims, Executive shall be entitled to the following benefits, in addition to all pay and bonuses accrued and earned through the applicable date:
          (a) Retention Pay. If it has not already been paid, Company will pay Executive the Retention Pay.
          (b) Option Acceleration if on Change of Control. If the Termination Date is within twelve (12) months after a Change of Control, all stock options granted by the Company to the Executive prior to the Change of Control, and that absent the Involuntary Termination would have become exercisable during the twelve months immediately following the Change of Control, shall if not already vested and exercisable accelerate and become vested and exercisable, and all stock subject to a right of repurchase by the Company (or its successor) that was purchased prior to the Change of Control shall have such right of repurchase lapse with respect to that number of shares which would have had such right of repurchase lapse under the applicable agreement within twelve (12) months following the date of Change of Control as if the Executive had remained employed through such date.
          (c) Medical Continuation. Executive’s insured group medical and dental benefits will continue to be effective through the later of Executive’s Termination Date or the Transition End Date.
          (d) COBRA Extension. Company will pay all COBRA premiums for an extension of COBRA for an additional twelve months, tacked on to the end of any other coverage period owing to Executive hereunder.
     6. Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company shall pay the Executive any
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unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Executive all of the Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.
     7. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the United States Internal Revenue Code (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either
          (a) delivered in full, or
          (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.
     Unless the Company and the Executive otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.
     8. Successors.
          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.
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          (b) Executive’s Successors. Without the written consent of the Company, Executive may not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     9. Execution of Release Agreement upon Termination. As a condition of entering into this Agreement and receiving the benefits under Sections 4 or 5 of this Agreement, the Executive shall within such time period as required by the Company, execute and not revoke a general release of claims against the Company in form satisfactory to the Company.
     10. Notices.
          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
          (b) Notice of Termination; Effective Date.
               (i) By Company. If the Company terminates Executive’s employment, to be effective the termination must be communicated by a written notice of termination to Executive delivered not more than thirty days before the Termination Date, which notice identifies the Termination Date. If the Company claims Cause, the Company’s notice hereunder shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for “for Cause” termination.
               (ii) By Executive. If the Executive voluntarily (and not for Good Reason) terminates Executive’s employment, the termination must be communicated by a written notice of termination to Company, which notice identifies the Termination Date. A voluntary termination will be effective on the identified Termination Date. If Executive wishes to terminate his employment for Good Reason, he must give a written Notice of Good Reason Termination within thirty days next following the Good Reason Event. His Notice of Good Reason Termination must (x) identify the Good Reason Event and its date; (y) invite the Company to reverse the Good Reason Event, and (z) state the Executive’s intention to terminate his employment for Good Reason as of a Termination Date no earlier than ten and no more than thirty days following the date of the Notice of Good Reason Termination unless the Company reverses the Good Reason Event. A Termination for Good Reason will be effective on the Termination Date stated in the Notice of Good Reason Termination, unless before that date the Company has reversed the Good Reason Event and provided the Executive with written confirmation that it has done so.
     11. Arbitration.
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          (a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Portland, Oregon in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.
          (b) The arbitrator(s) shall apply Oregon law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in Oregon for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
          (c) Executive understands that nothing in this Section modifies Executive’s at-will employment status. Either Executive or the Company can terminate the employment relationship at any time, with or without Cause.
          (d) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:
               (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.
               (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq; and
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               (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.
     12. Miscellaneous Provisions.
          (a) Effect of Any Statutory Benefits. To the extent that any severance benefits are required to be paid to the Executive upon termination of employment with the Company as a result of any requirement of law or any governmental entity in any applicable jurisdiction, the aggregate amount payable pursuant to Section 5 hereof shall be reduced by such amount.
          (b) Effect of Standard Company Policy. To the extent that any severance benefits are required to be paid to the Executive upon termination of employment with the Company as a result of any standard Company policy, Executive shall be entitled to the greater of benefits available under such policy or under this Agreement, but not both.
          (c) Effect of Standing Severance Agreement. To the extent that any cash severance benefits are provided for the Executive under any agreement between Executive and the Company, those benefits will be paid in addition to the retention benefits payable hereunder.
          (d) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.
          (e) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (f) Integration. This Agreement and any agreements referenced herein represent the entire agreement and understanding between the parties as to the subject matter herein and collectively supersede all prior or contemporaneous agreements, whether written or oral, with respect to the same subject matter, provided that, for clarification purposes, this Agreement shall not affect any agreements between the Company and Executive regarding intellectual property matters or confidential information of the Company.
          (g) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Oregon.
          (h) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
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          (i) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
          (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	PIXELWORKS, INC.

	By:	/s/ Frank Gill

	Title:	Lead Director

EXECUTIVE:	/s/ Michael Yonker

Michael Yonker
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EXHIBIT A
Executive: Michael Yonker

Transition End Date:	March 31, 2008

Retention Pay:	Until March 31, 2007, the Retention Pay is equal to $85,000. On that date, and on each month end thereafter through February, 2008, the Retention Pay will increment by $7,500, so that on February 29, 2008 and thereafter, the Retention Pay will equal $175,000.

Written Assent to Remote Location:	Executive acknowledges that transitions required herein may require frequent travel to, and extended work periods in, San Jose, California, and that such periods may become more rather than less extensive during the term hereof. While Company does not expect Executive to be required to relocate his primary place of business, for clarity Executive and Company agree that such extended periods of work in San Jose shall not constitute a Good Reason Event at any time before May 31, 2007.

If after May 31, 2007, Executive is being required to spend two weeks or more out of every month in San Jose, or more than sixty percent of his monthly work time total in locations that are further than fifty miles from his home in Oregon (the “thresholds”) then the requirement will be recognized as a relocation of his principal business location, and will constitute a “Good Reason Event,” which he at his option may claim.

Further the Company and Executive specially agree that while such a requirement continues after that date, it will be regarded as a continuing Good Reason Event, so that his decision to continue work despite these requirements for more than 30 days after May 31, 2007 will not eliminate his ability to look to the actual requirements imposed on him at any given time thereafter, and if they are beyond the thresholds here identified, to recognize those requirements at that time as a new Good Reason Event.

COMPANY:	PIXELWORKS, INC.

By:

Title:

EXECUTIVE:

Michael Yonker
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